Exhibit 99.1

FOR IMMEDIATE RELEASE

OPENLANE Completes Repurchase of 53% of Series A Convertible Preferred Stock

Strong Market Demand for Term Loan Financing

Carmel, Ind. – Oct. 8, 2025 – OPENLANE, Inc. (NYSE: KAR), a leading operator of digital marketplaces for wholesale used vehicles, today announced it has closed its repurchase of 53% of the Company’s Series A Convertible Preferred Stock and amended its existing Credit Agreement with an additional $550 million in secured term loans to finance the repurchases.

“I am very pleased that our financing was substantially oversubscribed, allowing us to tighten pricing and achieve an even more preferred rate,” said Brad Herring, EVP and CFO of OPENLANE. “I believe this level of interest and support from the investment community reinforces the strong cash generation characteristics of our asset-light digital marketplace and OPENLANE’s positioning for continued growth. We remain focused on executing our strategy committed to delivering long-term shareholder value.”

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OPENLANE Contacts:

Media Inquiries:	Analyst Inquiries:
Laurie Dippold	Bill Wright
(317) 468-3900	(317) 249-4559
laurie.dippold@openlane.com	investor_relations@openlane.com

About OPENLANE

OPENLANE, Inc. (NYSE: KAR) makes wholesale easy by connecting the leading automotive manufacturers, dealers, rental companies, fleet operators, captive finance and lending institutions as buyers and sellers to create the most advanced digital marketplace for used vehicles. Our innovative products and services deliver a fast, fair and transparent experience that helps customers make smarter decisions and achieve better outcomes. Headquartered in Carmel, Indiana, OPENLANE has employees across the United States, Canada, Europe, Uruguay and the Philippines. For more information and the latest OPENLANE news, visit corporate.openlane.com.